Exhibit 99.1

NEWS RELEASE

FibroGen Appoints Jeffrey W. Henderson to Board of Directors

Selects Industry Veteran With Broad Financial, Operations and China-Based Experience

SAN FRANCISCO, Aug. 6, 2015 (GLOBE NEWSWIRE) — FibroGen, Inc. (NASDAQ:FGEN), a research-based biopharmaceutical company, today announced that Jeffrey W. Henderson has joined the company’s board of directors.

“Jeff’s impressive industry knowledge, financial expertise and deep operational and commercial experience span both established and emerging markets. His counsel and know-how will be invaluable as we work together with our partners to advance the global Phase 3 development of roxadustat and broaden our development pipelines in fibrosis and hypoxia biology,” said Tom Neff, chief executive officer and chairman of the board at FibroGen.

Mr. Henderson has nearly 30 years of financial, commercial and pharmaceutical industry experience. He most recently served as chief financial officer for Cardinal Health, Inc. from 2005 until 2014. His many responsibilities at Cardinal Health included commercial operations in China. Prior to Cardinal Health, Mr. Henderson was president and general manager of Eli Lilly Canada Inc. and vice president and corporate controller of Eli Lilly & Company. He joined Eli Lilly in 1998 as vice president and corporate treasurer. His prior experience includes 10 years at General Motors, where he served in executive and managerial posts in Great Britain, Singapore, New York, and Canada.

He received his Bachelor of Science degree in electrical engineering from Kettering University, Flint, Michigan, and his Master of Business Administration degree from Harvard Graduate School of Business Administration. Mr. Henderson is a native of St. Catharines, Ontario, Canada. He is a director of Halozyme Therapeutics, Inc. and Integrated DNA Technologies, Inc., and serves as a trustee for the Columbus School for Girls.

About FibroGen

FibroGen is a research-based biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics to treat serious unmet medical needs. The company utilizes its extensive experience in fibrosis and hypoxia-inducible factor (HIF) biology to generate development programs in multiple therapeutic areas. Its most advanced product candidate, roxadustat, or FG-4592, is an oral small molecule inhibitor of HIF prolyl hydroxylases, or HIF-PHs, in Phase 3 clinical development for the treatment of anemia in CKD. A second product candidate, FG-3019, is a monoclonal antibody in Phase 2 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), pancreatic cancer and liver fibrosis. For more information, please visit: www.fibrogen.com.

Contact information

FibroGen, Inc.

Greg Mann, 415-978-1433

gmann@fibrogen.com